Exhibit 10.48

ASSET PURCHASE AGREEMENT

DATED NOVEMBER 12, 2004

AMONG

KSMO, INC.,

KSMO LICENSEE, INC.

AND

MEREDITH CORPORATION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of November 12, 2004, by and among KSMO, Inc., a Maryland corporation (the “Non-License Seller”), KSMO Licensee, Inc., a Delaware corporation (the “License Seller”) (each a “Seller” and collectively “Sellers”), and Meredith Corporation, an Iowa corporation (“Buyer”).

R E C I T A L S

A.            The License Seller owns those licenses, permits, and authorizations issued by the FCC, together with certain related assets relating to television broadcast station KSMO-TV in Kansas City, Missouri, including digital television station KSMO-DT (collectively, the “Station”).

B.            The Non-License Seller owns all of the assets of the Station, other than the assets owned by License Seller.

C.            Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets of the Station other than the Excluded Assets on the terms and conditions hereinafter set forth.

AGREEMENTS

IN CONSIDERATION OF THE ABOVE RECITALS and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1
CERTAIN DEFINITIONS

1.1.          Terms Defined in this Section.  The following terms, as used in this Agreement, have the meanings set forth in this Section.

“Accounts Receivable” means the rights of Sellers as of the First Closing Date to payment for the sale of advertising time and other goods and services provided by the Station prior to the First Closing Date.

“Action” means for any Person, any action, counterclaim, suit, litigation, arbitration, governmental investigation, or other legal, administrative, or Tax proceeding, Judgment, complaint, or claim by or against such Person, excluding any litigation affecting the television broadcasting industry generally in which such Person is not a named party, and any rule-making proceedings.

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such

Person within the meaning of clause (a) of this definition.  For purposes of clause (a) of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person, and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

“Assets” means the assets to be transferred or otherwise conveyed by Sellers to Buyer under this Agreement as specified in Section 2.1.

“Assumed Contracts” means (a) all Contracts listed on Schedule 3.5 and/or Schedule 3.7; (b) Contracts entered into prior to the date of this Agreement with advertisers for the sale of advertising time or production services for cash at rates consistent with past practices; (c) Contracts entered into prior to the date of this Agreement which are not required to be included on Schedule 3.7 hereto; and (d) any Contracts entered into by Sellers between the date of this Agreement and the License Closing Date (i) as permitted by Section 5.2(g) hereof and/or (ii) that Buyer agrees in writing to assume.

“Business Day” means any day of the year on which banks are not required or authorized to be closed in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Consents” means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

“Consent-Pending Contract” means a Contract designated to be (i) a FC Assumed Contract by Buyer regarding which Sellers shall be unable to obtain a necessary third-party Consent to the assignment thereof to Buyer within sixty (60) days after the designation of such Contract as a FC Assumed Contract; or (ii) a LC Assumed Contract regarding which Sellers shall be unable to obtain on or prior to the License Closing Date a necessary third-party Consent to the assignment thereof to Buyer upon the License Closing.

“Contracts” means all contracts, consulting agreements, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto), to which either Seller is a party or that are binding upon either Seller that relate to or affect the Assets or the business or operations of the Station and that are in effect on the date of this Agreement or are entered into by either Seller subsequent to the date hereof pursuant to the terms hereof.

“Effective Time” means 12:01 a.m., Eastern Standard Time, on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means those items set forth in Sections 2.2(a) through 2.2(n).

“FC Assumed Contracts” means the Assumed Contracts assigned by Sellers to Buyer, subject to the receipt of any necessary third-party Consents, pursuant to the Assignment and Assumptions Agreement entered into between Buyer and Sellers at the First Closing.

“FCC” means the Federal Communications Commission.

“FCC Consent” means action by the FCC granting its consent to the assignment of the FCC Licenses by License Seller to Buyer as contemplated by this Agreement.

“FCC Effective Time” means 12:01 a.m. Eastern Standard Time on the License Closing Date.

“FCC Licenses” means those licenses, permits, and authorizations issued by the FCC to License Seller in connection with the business and operations of the Station.

“Final Order” means FCC Consent that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such request and the time for the FCC to set aside the action on its own motion have expired.

“First Closing” means the consummation of the sale and acquisition of the Assets (other than the License Assets) pursuant to this Agreement in accordance with the provisions of Section 7.1.

“Governmental Authority” means any court or any federal, state, county, local or foreign governmental, legislative, or regulatory body, agency, department, authority, instrumentality, or other subdivision thereof, including the FCC.

“Hazardous Material” means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant that is labeled or regulated as such by any Governmental Authority pursuant to any Legal Requirements concerning the environment, public health and safety, and employee health and safety.

“Intangibles” means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, trade secrets, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Sellers or under which Sellers are licensed or franchised and that are used in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the License Closing Date.

“Judgment” means any judgment, writ, order, injunction, determination, award, or decree of or by any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order by any Governmental Authority.

“Knowledge” or any derivative thereof with respect to the Sellers means the actual knowledge of the President, the Chief Financial Officer or the General Counsel of SBG, or the general manager or main engineer of the Station, after reasonable inquiry by each person within his area of responsibility.

“LC Assumed Contracts” means all of the Assumed Contracts that are not FC Assumed Contracts, excluding any Assumed Contract that between the date hereof and the License Closing (i) shall have expired in accordance with its terms upon the expiration of the full term thereof, and (ii) shall be excluded from FC Assumed Contracts with the mutual agreement of Buyer and Sellers (such consent to be given or withheld by either party in such party’s sole discretion).

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, permit or permit condition, Judgment, or any other requirement, standard, or procedure enacted, adopted, or applied by any Governmental Authority.

“License Assets” means the assets described in Section 2.1(b), but excluding the Excluded Assets.

“License Closing” means the consummation of the sale and acquisition of the License Assets pursuant to this Agreement in accordance with the provisions of Section 7.1(b).

“License Closing Date” means the date on which the License Closing occurs as determined pursuant to Section 7.1(b).

“Licenses” means all licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Sellers currently in effect and used in connection with the conduct of the business or operations of the Station, together with any additions thereto, between the date of this Agreement and the License Closing Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, or security interest in or on such asset, and (b) the title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Adverse Effect” means a material adverse effect on the business, assets, or condition (financial or otherwise) of the Station taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the television broadcast industry, (b) general conditions in the markets in which the Station operates, or (c) circumstances that are not likely to recur and which circumstances (as well as any consequences thereof) have been substantially remedied.

“Material Contract” means each Assumed Contract (i) that is designated on Schedules 3.5 or 3.7, as a “Material Contract,” or (ii) that is entered into by Sellers between the date of this Agreement and the License Closing Date that requires a third-party Consent for Sellers to assign to Buyer if the failure to obtain such Consent could reasonably be expected to have a Material Adverse Effect.

“Non-License Assets” means the assets described in Section 2.1(a), but excluding the Excluded Assets.

“Permitted Encumbrances” means (a) encumbrances of a landlord or other statutory lien not yet due and payable or a landlord’s liens arising in the ordinary course of business; (b) encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of Assumed Contracts; (c) encumbrances for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers’ books in accordance with generally accepted accounting principles; (d) encumbrances that do not materially detract from the value of any of the Assets or materially interfere with the use thereof as currently used; or (e) encumbrances for borrowed money which will be removed prior to the First Closing Date.

“Person” means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

“Real Property Interests” means all interests in real property, including leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereto, owned or held by Sellers that are used or held for use in the business or operations of the Station.

“SBG” means Sinclair Broadcast Group, Inc.

“Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property owned or held by Sellers that is used or held for use in the business or operations of the Station.

“Tax” means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto, and any interest in respect of such additions or penalties.

“Tax Return” means any tax return, declaration of estimated tax, tax report, or other tax statement, or any other similar filing required to be submitted to any governmental authority with respect to any Tax.

“WB” means The WB Television Network Partners, L.P., d/b/a The WB Television Network.

1.2.          Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section

Benefit Arrangement	Section 3.14(a)

Benefit Plans	Section 3.14(a)

Buyer	Preamble

Claimant	Section 9.4

Damages	Section 9.2

Employees	Section 3.14(a)

Environmental Laws	Section 3.16

Estimated Purchase Price	Section 2.4(a)

FCC Application	Section 5.1(d)

FCC Employees	Section 5.7(a)

Financial Statements	Section 3.10

First Closing Date	Section 2.1(a)

Indemnifying Party	Section 9.4

Station	Recitals

Lease	Section 5.10

License Price	Section 2.4(b)

License Seller	Preamble

JSA	Section 5.8

Multiemployer Plan	Section 3.14(a)

Non-License Seller	Preamble

Pension Plan	Section 3.14(a)

Purchase Price	Section 2.3

Sellers	Preamble

Station	Recitals

Transferred Employees	Section 5.7

Welfare Plan	Section 3.14(a)

1.3.          Rules of Construction.  Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires.  As used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive.  Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section or Schedule is a reference to a Section of this Agreement or a Schedule hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules to this Agreement, and not solely to any particular part of this Agreement.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 2
PURCHASE AND SALE OF ASSETS

2.1.          Agreement to Purchase and Sell.  The purchase and sale of the Assets hereunder shall occur as set forth below:

(a)           Subject to the terms and conditions set forth in this Agreement, the Sellers hereby agree to sell, transfer, convey, assign, and deliver to Buyer on the date hereof (the “First Closing Date”), and Buyer agrees to acquire all of Sellers’ right, title, and interest in the tangible and intangible assets used in connection with the conduct of the business or operations of the Station, but excluding the License Assets listed in Sections 2.1(b)(i) through 2.1(b)(ix) and the Excluded Assets, free and clear of any Liens (except for Permitted Encumbrances), including the following:

(i)            the Tangible Personal Property;

(ii)           the FC Assumed Contracts;

(iii)          the Intangibles, including any goodwill of the Station related to the Non-License Assets;

(iv)          all of the Sellers’ proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, but excluding filings with the FCC, in each case, to the extent relating to the business and operation of the Station;

(v)           all choses in action of the Sellers relating to the Station to the extent they relate to the period after the Effective Time and do not relate to the License Assets; and

(vi)          all books and records relating to the business or operations of the Station, but excluding all records required by the FCC to be kept by the Station.

(b)           Subject to the terms and conditions set forth in this Agreement, the Sellers hereby agree to sell, transfer, convey, assign, and deliver to Buyer on the License Closing Date, and Buyer agrees to acquire, all of Sellers’ right, title, and interests in the tangible and intangible assets used in connection with the conduct of the business or operations of the Station, together with any additions thereto (as permitted hereby), between the date of this Agreement and the

License Closing Date, but excluding the Non-License Assets and the Excluded Assets, free and clear of any Liens (except for Permitted Encumbrances), including the following:

(i)            the Licenses;

(ii)           all filings with the FCC to the extent relating to the business and operation of the Station;

(iii)          all records required by the FCC to be kept by the Station;

(iv)          all antennas, transmission lines, and transmission equipment;

(v)           the Real Property Interests;

(vi)          the LC Assumed Contracts;

(vii)         the Intangibles “KSMO,” “KSMO-TV” and “The WB 62”;

(viii)        any goodwill related to the License Assets; and

(ix)           all choses in action of the Sellers relating to the Station to the extent they relate to the period after the FCC Effective Time and relate to the License Assets; and

2.2.          Excluded Assets.  The Assets shall exclude the following:

(a)           Sellers’ cash, investments, cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts marketable, and other securities of Sellers;

(b)           any insurance policies, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

(c)           any pension, profit-sharing, or employee benefit plans, including all of Seller’s interest in any Welfare Plan, Pension Plan, or Benefit Arrangement (each as defined in Section 3.14(a));

(d)           all Tangible Personal Property disposed of or consumed in the ordinary course of business as permitted by this Agreement;

(e)           all tax returns and supporting materials, all original financial statements and supporting materials, all books and records that Sellers are required by law to retain, all of Sellers’ organizational documents, corporate books, and records (including minute books and stock ledgers) and originals of account books of original entry, all records of Sellers relating to the sale of the Assets, and all records and documents related to any assets excluded pursuant to this Section 2.2;

(f)            any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the License Closing Date;

(g)           all Accounts Receivable;

(h)           all rights and claims of Sellers whether mature, contingent, or otherwise, whether in tort, contract, or otherwise, against third parties relating to the Assets or the operation of the Station prior to the First Closing Date, or the License Assets prior to the License Closing Date;

(i)            any Contracts which are not Assumed Contracts;

(j)            all of each Sellers’ deposits and prepaid expenses; provided any deposits and prepaid expenses shall be included in the Assets to the extent that Sellers receive a credit therefor in the proration of the Purchase Price pursuant to Section 2.3(a);

(k)           all rights of Sellers under or pursuant to this Agreement (or any other agreements contemplated hereby);

(l)            all rights to the names “Sinclair,” “Sinclair Broadcast Group,” “Sinclair Communications,” “Sinclair Television,” and any logo or variation thereof and goodwill associated therewith;

(m)          any and all assets related to any television broadcast station other than Station owned or operated by SBG or its direct or indirect subsidiaries as described on Schedule 2.2(m); and

(n)           network compensation paid to SBG by WB following the date hereof solely in return for the agreement entered into on July 4, 1997, between SBG and WB pursuant to which SBG agreed to affiliate the Station and certain of its other television broadcast stations with WB.

2.3.          Purchase Price.  The purchase price of the Assets (the “Purchase Price”) shall be Thirty Three Million Five Hundred Thousand Dollars ($33,500,000.00) adjusted as provided below:

(a)           Prorations.  The Purchase Price shall be prorated and adjusted pursuant to this Section 2.3 after each of the First Closing and the License Asset Closing.  The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses.  All revenues and all expenses arising from the operation of the Station relating to the Non-License Assets or the License Assets, as applicable, including tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, payments due under film or programming license agreements, taxes (except for taxes arising from the transfer of the Assets under this Agreement), and vacation and personal leave pay shall be prorated between Buyer and Sellers as of the First Closing or the License Assets Closing, as applicable, in accordance with the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the operation of the Station for the period prior to the Effective Time, Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operation of the Station for the period after the FCC Effective Time, and all revenues and all expenses, costs, and liabilities arising with respect to the operation of the Station during the period between the Effective Time and the FCC Effective Time shall be allocated between Buyer and Sellers in accordance with the terms of the JSA, subject to the following:

(i)            There shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.  An adjustment and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Sellers by any lessee or other third party.  An adjustment and proration shall be made in favor of Sellers to the extent Buyer receives the right to receive a refund (or to a credit against payments otherwise due) under any Assumed Contract to any security deposit or similar prepayment paid by or on behalf of Sellers.

(ii)           An adjustment and proration shall be made in favor of Sellers for the amount, if any, by which the value of the goods or services to be received by the Station under its trade or barter agreements as of the Effective Time or the FCC Effective Time, as applicable, for the Station exceeds by more than Fifty Thousand Dollars ($50,000) the value of any advertising time remaining to be run by the Station as of the Effective Time or the FCC Effective Time, as applicable.  An adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by the Station under its trade or barter agreements as of the Effective Time or the FCC Effective Time, as applicable, exceeds by more than Fifty Thousand Dollars ($50,000) the value of the goods or services to be received by the Station as of the Effective Time or the FCC Effective Time, as applicable.

(iii)          There shall be no proration for program barter.

(iv)          An adjustment and proration shall be made in favor of Sellers for the amount, if any, of prepaid expenses and other current assets which are paid by Sellers to the extent such prepaid expenses and other current assets relate to the period after the Effective Time or the FCC Effective Time, as applicable.

(v)           There shall be no adjustment for, and Sellers shall remain solely liable with respect to, any employee benefits or compensation, including wages (including bonuses which constitute wages), salaries and accrued vacation due to any employee of Sellers, except that an adjustment and proration in favor of the Buyer shall be made for vacation pay and personal leave pay liabilities accrued but unused as of Closing by the Transferred Employees.

(b)           Manner of Determining Adjustments.  The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a), will be determined in accordance with the following procedures:

(i)            Sellers shall prepare and deliver to Buyer on the First Closing Date and the License Closing Date, as applicable, a preliminary settlement statement which shall set forth Sellers’ good faith estimate of the adjustments to the Purchase Price under Section 2.3(a).  Such preliminary settlement statement shall (A) contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) be certified by Sellers to be true and complete to Sellers’ Knowledge as of the date thereof.

(ii)           Not later than ninety (90) days after the First Closing Date or the License Closing Date, as applicable, Buyer will deliver to Sellers a statement setting forth Buyer’s determination of the Purchase Price which was due on such date and the calculation thereof pursuant to Section 2.3(a).  Buyer’s statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), and such other information as may be reasonably requested by Sellers, and (B) shall be certified by Buyer to be true and complete to Buyer’s Knowledge as of the date thereof.  If Sellers dispute the amount of the Purchase Price determined by Buyer, they shall deliver to Buyer within thirty (30) days after receipt of Buyer’s statement a statement setting forth their determination of the amount of the Purchase Price.  If Sellers notify Buyer of its acceptance of Buyer’s statement or if Sellers fail to deliver their statement within the thirty (30) day period specified in the preceding sentence, Buyer’s determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty (30) day period.

(iii)          Buyer and Sellers shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price.  If the parties are unable to resolve the dispute within forty five (45) days following the delivery of Buyer’s statement pursuant to Section 2.3(b)(ii), Buyer and Sellers shall jointly designate an independent certified public accountant not regularly servicing either Sellers or Buyer within the last five (5) years who shall be knowledgeable and experienced in the operation of television broadcasting stations to resolve the dispute.  If the parties are unable to agree on the designation of an independent certified public accountant, the selection of the accountant to resolve the dispute shall be submitted to arbitration to be held in Baltimore, Maryland in accordance with the commercial arbitration rules of the American Arbitration Association.  The accountant’s resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction.  Any fees of this accountant and, if necessary, for arbitration to select such accountant shall be divided equally between the parties.

2.4.          Payment of Purchase Price.  The Purchase Price shall be paid by Buyer to Sellers as follows:

(a)           Payment of Estimated Purchase Price at First Closing.  The sum of Twenty Six Million Eight Hundred Thousand Dollars ($26,800,000), adjusted by the estimated adjustments pursuant to Section 2.3(a), as set forth in Sellers’ preliminary settlement statement pursuant to Section 2.3(b)(i), is referred to as the “Estimated Purchase Price”.  At the First Closing, Buyer shall pay or cause to be paid to Sellers the Estimated Purchase Price by wire transfer of same-day funds pursuant to wire transfer instructions, furnished by Non License Seller to Buyer.

(b)           Payments of Purchase Price with Respect to License Assets.  The portion of the Purchase Price allocated to the License Assets shall be Six Million Seven Hundred Thousand Dollars ($6,700,000) (the “License Price”), provided, however, if Buyer shall exercise its option to extend the termination date of this Agreement to the tenth (10th) anniversary of the date hereof pursuant to Section 8.1 and shall pay or caused to be paid to Sellers the amount of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) as required thereunder, then such extension payment shall be credited to the payment of the License Price, and the balance of the License Price due at the License Closing shall be Three Million Three Hundred Fifty Thousand Dollars ($3,350,000).  At the License Closing, Buyer shall pay or cause to be paid to the License Seller the License Price (or if applicable the balance thereof) by wire transfer of same-day funds pursuant to wire transfer instructions furnished by License Seller to Buyer.

(c)           Payments to Reflect Adjustments.  The Purchase Price, as finally determined pursuant to Section 2.3(b), shall be paid as follows:

(i)            If the Purchase Price, as finally determined pursuant to Section 2.3(b), exceeds the Estimated Purchase Price and the License Price, Buyer shall pay to Sellers in immediately available funds within five (5) business days after the date on which the Purchase Price is determined pursuant to Section 2.3(b) the difference between the Purchase Price and the sum of the Estimated Purchase Price and the License Price.

(ii)           If the Purchase Price, as finally determined pursuant to Section 2.3(b), is less than the sum of the Estimated Purchase Price and the License Price, Sellers shall pay to Buyer in immediately available funds within five (5) business days after the date on which the Purchase Price is determined pursuant to Section 2.3(b) the difference between the Purchase Price and the sum of the Estimated Purchase Price and the License Price.

2.5.          Assumption of Liabilities and Obligations.  Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of the Sellers with respect to (a) the Non-License Assets, including the FC Assumed Contracts (subject to Section 5.9 hereof), as of the First Closing Date to the extent that either (i) the obligations and liabilities relate to the time after the Effective Time, or (ii) the Purchase Price was reduced pursuant to Section 2.3(a) as a result of the proration of such obligations and liabilities, and (b) the License Assets, including the LC Assumed Contracts (subject to Section 5.9 hereof) and the FCC Licenses, as of the License Closing Date to the extent that either (i) the obligations and liabilities relate to the time after the FCC Effective Time, or (ii) the Purchase Price was reduced pursuant to Section 2.3(a) as a result of the proration of such obligations and liabilities.  Buyer shall not assume any other obligations or liabilities of Sellers, including (1) any obligations or liabilities with respect to any Excluded Asset, including any obligations or liabilities under any Contract not included in the Assumed Contracts, (2) any obligations or liabilities under the FC Assumed Contracts relating to the period prior to the Effective Time or under the LC Assumed Contracts relating to the period prior to the FCC Effective Time, subject to Section 5.9 hereof, except insofar as an adjustment therefor is made in favor of Buyer under Section 2.3(a), (3) any claims or pending litigation or proceedings relating to the operation of the Station prior to the First Closing Date, (4) any obligations or liabilities of Sellers under any employee pension, retirement, or other benefit plans, or (5) all taxes in connection with the operation of the Station prior to the Effective Time or the FCC Effective Time (as appropriate).  The foregoing provisions of this Section 2.5 shall be subject to the terms of the JSA with respect to the payment, discharge, and performance of all obligations and liabilities that arise with respect to the operation of the Station during the period between the Effective Time and the FCC Effective Time.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as follows:

3.1.          Organization and Authority of Sellers.  License Seller and Non-License Seller are corporations formed under the laws and qualified to do business in the states listed in Schedule 3.1, in each case duly organized, in good standing, and validly existing under the laws of each such state.  Each Seller has the requisite corporate power and authority to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.  Each Seller is duly qualified and in good standing in the jurisdiction of incorporation disclosed above.  Neither Seller is a participant in any joint venture or partnership with any other Person with respect to any part of the operations of the Station or any of the Assets.

3.2.          Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by each Seller have been duly authorized by all necessary corporate action on the part of each Seller.  This Agreement has been duly executed and delivered by each Seller and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3.          Absence of Conflicting Agreements; Consents.  Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance by each Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not and will not require the consent of any third party; (b) does not and will not conflict with any provision of the Articles of Incorporation of either Seller; (c) does not and will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) does not and will not conflict with, constitute grounds for termination of, result in a material breach of, by the terms of any material agreement, instrument, license, or permit to which either Seller is a party or by which either Seller may be bound legally; and (e) does not and will not create any Lien upon any of the Assets.  Except for the

FCC Consent provided for in Section 5.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Sellers to transfer and convey the Assets to Buyer.  (For purposes of the making of the representations and warranties in this Section as of the License Closing, the term “Assets” shall refer to the “License Assets.”)

3.4.          Governmental Licenses.

(a)           Schedule 3.4(a) includes a true and complete list of the Licenses.  Sellers have provided to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto).  The Licenses have been validly issued, and the License Seller is the authorized legal holder of the Licenses.  The Licenses listed on Schedule 3.4(a) comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct in all material respects of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to limit the full operation of the Station as now operated.  The Licenses are in full force and effect, and the conduct of the business and operations of the Station is, in all material respects, in accordance therewith.  Sellers have no reason to believe that, under existing law, rules, regulations, policies, and procedures of the FCC, any of the FCC Licenses would not be renewed by the FCC or other granting authority in the ordinary course.

(b)           Except as described on Schedule 3.4(b), no action or proceeding is pending or, to the Knowledge of the Sellers, threatened before the FCC or any other governmental authority to revoke, refuse to renew or modify the FCC Licenses, or other authorizations of the Station and, to Sellers’ Knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation, cancellation, or recission of any of the FCC Licenses.  There is not now issued, outstanding or pending, or to the Knowledge of Sellers, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Sellers with respect to the Station.

3.5.          Real Property.  Sellers do not own any fee interests in real property.  Schedule 3.5 contains a complete and accurate description of all Real Property Interests (including street address, legal description, where known, owner, and Sellers’ use thereof).  The Real Property Interests listed on Schedule 3.5 comprise all interests in real property necessary to conduct the business and operations of the Station as now conducted.  Except as described on Schedule 3.5, Non-License Seller owns and has good leasehold title to each Real Property Interest, and none of the Real Property Interests held by Non-Licensee Seller is subject to any Lien, except for Permitted Encumbrances.  With respect to each leasehold or subleasehold interest included in the Real Property Interests, so long as Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor and, to the Knowledge of Sellers, except as set forth in Schedule 3.5, no third party holds any interest in the leased premises with the right to foreclose upon Sellers’ leasehold or subleasehold interest.  Sellers have legal and practical access to all of the Real

Property Interests.  All towers, guy anchors, buildings, and other improvements included in the Assets are located entirely on the Real Property Interests listed in Schedule 3.5.  All Real Property Interests (a) are in good condition and repair consistent with its present use, (b) available for immediate use in the conduct of the business and operations of the Station, and (c) comply in all material respects with all applicable material building or zoning codes and the laws and regulations of any governmental authority having jurisdiction except to the extent that the current use by Sellers, while permitted, constitutes or would constitute a “nonconforming use” under current zoning or land use regulations.

3.6.          Tangible Personal Property.  Schedule 3.6 lists all material items of Tangible Personal Property with those items marked with an asterisk on Schedule 3.6 consisting of the Tangible Personal Property which is part of the License Assets.  The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted.  Except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Sellers is subject to any Lien, except for Permitted Encumbrances.  With allowance for normal repairs, maintenance, wear, and obsolescence, each material item of Tangible Personal Property is in good operation, condition, and repair and is available for immediate use in the business and operations of the Station.  All material items of transmitting and studio equipment included in the Tangible Personal Property have been maintained in a manner consistent with generally accepted standards of good engineering practice and will permit the Station and any unit auxiliaries thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and in all material respects with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

3.7.          Contracts.  Schedule 3.7 is a true and complete list of all Contracts which either (a) have a remaining term of more than one year after the date hereof, or (b) require expenditures in excess of Ten Thousand Dollars ($10,000.00) individually in any calendar year after the Effective Time, except contracts with advertisers for production or the sale of advertising time on the Station for cash that may be canceled by Sellers without penalty on not more than ninety (90) days’ notice.  Sellers have delivered to Buyer true and complete copies of all written Assumed Contracts (including any amendments and other modifications to such Contracts).  Other than the Contracts listed on Schedule 3.7, Sellers require no contract, lease, or other agreement to enable them to carry on their business in all material respects as now conducted.  All of the Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms and, with respect to each Contract, there exists no material default on the part of Sellers or, to the Knowledge of Sellers, the other parties thereto.  Except as disclosed on Schedule 3.7, other than in the ordinary course of business, Sellers do not have Knowledge of any intention by any party to any Contract (a) to terminate such Contract or amend the terms thereof, (b) to refuse to renew the Contract upon expiration of its term, or (c) to renew the Contract upon expiration only on terms and conditions that are more onerous than those now existing.  Except for the need to obtain the Consents listed on Schedule 3.3, the sale and transfer of the Assets in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Contracts.

3.8.          Intangibles.  Schedule 3.8 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.4(a)) that are required to conduct the business and operations of the Station as now conducted.  Sellers have provided to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.8.  Other than with respect to matters generally affecting the television broadcasting industry and not particular to Sellers, to Sellers’ Knowledge, Sellers are not, nor have Sellers received any notice or demand alleging that Sellers are infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending or, to the Knowledge of Sellers, threatened with respect thereto.

3.9.          Title to Properties.  Except as disclosed in Schedules 3.5 or 3.6, Sellers have good and marketable title to or have valid leasehold interest in the Assets subject to no Liens, except for Permitted Encumbrances.  (For purposes of the making of the representations and warranties in this Section as of the License Closing, the term “Assets” shall refer to the “License Assets.”)

3.10.        Financial Statements.  Sellers have furnished Buyer with true and complete copies of unaudited financial statements of the Station containing a balance sheet, statement of income, and statement of cash flows as at and for the fiscal year ended December 31, 2003, and an unaudited balance sheet and statement of income as at and for the nine (9) months ended September 30, 2004 (collectively, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of Sellers and have been prepared in a manner consistent with generally accepted accounting principles (except for the absence of footnotes and certain year-end adjustments, none of which are material).  Except as indicated on Schedule 3.10, the Financial Statements accurately reflect the books, records, and accounts of Sellers, present fairly the financial condition of the Station as at its respective dates and the results of operations for the periods then ended, and none of the Financial Statements understates in any material respect the true costs and expenses of conducting business or operations of the Station as currently conducted by Sellers or otherwise materially inaccurately reflects the operations of the Station.

3.11.        Taxes.  Except as set forth in Schedule 3.11, Sellers have filed or caused to be filed all Tax Returns that are required to be filed with respect to their ownership and operation of the Station, and have paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such Taxes have become due, or have set aside on their books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto.  Such Tax Returns are true and complete in all material respects.  There are no legal, administrative, or tax proceedings pursuant to which Sellers are or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any Taxes, penalties, or interest due or to become due from Sellers.

3.12.        Insurance.  Schedule 3.12 is a true and complete list of all insurance policies of or covering the Assets.  All policies of insurance listed in Schedule 3.12 are in full force and effect.  During the past three (3) years, no insurance policy of Sellers or the Station has been cancelled by the insurer, and no application of Sellers for insurance has been rejected by any insurer.

3.13.        Reports.  All material returns, reports, and statements that the Station is currently required to file with the FCC or Federal Aviation Administration have been filed, all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects, including, without limitation, items required to be placed in the Station’s public inspection file.  All of such returns, reports, and statements, as filed, which relate to the Station, to Sellers’ Knowledge, satisfy all applicable legal requirements.

3.14.        Personal and Employee Benefits.

(a)           Employees and Compensation.  Schedule 3.14 contains a true and complete list of all employees of Sellers or their Affiliates who are employed at the Station as of the date hereof (collectively, the “Employees”) and indicates the salary or hourly wage to which each such Employee is currently entitled (limited in the case of Employees who are compensated on a commission basis to a general description of the manner in which such commissions are determined), any bonus for which the Employee may be eligible, the date of hire, and Employee’s title.  Schedule 3.14 includes all Employees of Sellers who are on leave pursuant to the Family Medical Leave Act of 1993 or otherwise and indicates whether such leave is paid or unpaid and when such leave commenced.  Schedule 3.14 also contains a true and complete list of all employee benefit plans or arrangements covering any of the Employees, including any:

(i)  “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, that is maintained or administered by Sellers or any Affiliate for the benefit of, or to which Sellers or any Affiliate contribute or are required to contribute on behalf of, any Employees (a “Welfare Plan”);

(ii)  “multiemployer pension plan,” as defined in Section 3(37) of ERISA, that is maintained or administered by Sellers or any Affiliate for the benefit of, or to which Sellers or any Affiliate contribute or are required to contribute on behalf of, any Employees (a “Multiemployer Plan”);

(iii)  “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is maintained or administered by Sellers or any Affiliate for the benefit of, or to which Sellers or any Affiliate contribute or are required to contribute on behalf of, any Employees (a “Pension Plan”);

(iv)  employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Code, as amended, which benefits any Employee or any Employee’s dependents or beneficiaries (together with the Welfare Plans, Multiemployer Plans and Pension Plans, the “Benefit Plans”); and

(v)  employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage

(including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, sick pay benefits, personal leave benefits, or retirement benefits or for deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (A) is not a Benefit Plan, and (B) is entered into, maintained, contributed to, or required to be contributed to by either Seller or any Affiliate, or under which either Seller or any Affiliate has any liability (collectively, “Benefit Arrangements”).

(b)           Pension Plans.  Sellers do not sponsor, maintain, or contribute to any Pension Plan other than the Sinclair Broadcast Group 401(k) Profit Sharing Plan which is a defined contribution profit sharing plan under the terms of Section 412(h)(1) of the Code.  Such Pension Plan is currently, and has been, maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code.

(c)           Welfare Plans.  Each Welfare Plan is currently, and has been, maintained in substantial compliance with its terms and both as to form and in operation with all material requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code.  Sellers do not sponsor, maintain, or contribute to any Welfare Plan that provides health or death benefits to former employees of the Station other than as required by Section 4980B of the Code.

(d)           Compliance.  No Pension Plan has been terminated; and there have been no reportable events (within the meaning of § 4043 of Subtitle C of ERISA) with respect to any Pension Plan or Benefit Plan.  Neither Sellers, nor to Sellers’ Knowledge, any plan fiduciary has engaged in any non-exempt “prohibited transactions” as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan.

(e)           Benefit Arrangements.  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the material requirements prescribed by all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.  Except for those employment agreements listed on Schedule 3.7, Sellers have no written or oral contract prohibiting Seller from terminating any Employee without prior notice and without liability for any penalty or continuing obligation to such Employee (including, for example, severance pay).

(f)            Multiemployer Plans.  Neither Sellers nor any Affiliates have at any time contributed to, or been required to contribute to, any Multiemployer Plan on behalf of any Employees.

(g)           Delivery of Copies of Relevant Documents and Other Information.  Sellers have delivered or made available to Buyer true and complete copies of each of the following documents:

(i)            each Welfare Plan and Pension Plan, including any amendments thereto (and, if applicable, related insurance agreements, trust agreements, annuity contracts, or other funding instruments), and any written descriptions thereof that have been distributed to Employees, including the current summary plan description, any summary of material modifications, and any enrollment forms; and

(ii)           each Benefit Arrangement, including any amendments thereto (and if applicable, any funding instruments), and any written descriptions thereof that have been distributed to Employees and complete descriptions of any Benefit Arrangement that is not in writing.

(h)           Labor Relations.  Except as set forth in Schedule 3.14, no Seller is a party to or subject to any collective bargaining agreement or written or oral agreement with respect to the employment of any Employee, and no Seller is a party to any oral or written consulting or other agreement with respect to the personal services of any person who would be an Employee but for the fact that his status is that of an independent contractor.  With respect to the Employees, Sellers have complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and have not received any notice alleging that any Seller has failed to comply with any such laws, rules, or regulations.  Except as set forth in Schedule 3.14, no controversies, disputes or proceedings are pending or, to the Knowledge of Sellers, threatened between any Seller and Employee (singly or collectively).  Except as set forth on Schedule 3.14, no labor union or other collective bargaining unit represents or claims to represent any of the Employees.  To the Knowledge of the Sellers, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to represent any of the Employees or to request a National Labor Relations Board certification election with respect to any Employees.

3.15.        Claims and Legal Actions.  Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Sellers, as of the First Closing, and if, and only if, the License Closing occurs on or prior to the first anniversary of the First Closing, as of the License Closing, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in equity or at law, in progress or pending or, to the Knowledge of Sellers, threatened against or relating to the Assets or the business or operations of the Station, or which seeks to enjoin or obtain damages in respect to the transactions completed hereby, nor does any Seller know of any basis for the same.  Neither Seller has received any Judgment against or affecting either Seller for the operation of such Seller’s business except (i) for FCC and other governmental orders, decrees and actions which apply to the television broadcasting industry generally, or (ii) as set forth on Schedule 3.15 hereto.

3.16.        Environmental Matters.

(a)           Sellers are in compliance in all material respects, and to Sellers’ Knowledge, the Real Property Interests are in compliance, with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety (“Environmental Laws”), and no charge, complaint, action, suit, proceeding, hearing, claim, demand, or notice has been filed or commenced against either Seller alleging any failure to comply with any such law, rule, or regulation.

(b)           Sellers have obtained and currently maintain all material permits, licenses, and other authorizations that are required under all Environmental Laws.

(c)           With respect to the period during which Sellers have occupied the Real Property Interests and, to the Knowledge of Sellers, with respect to the time before Sellers occupied any Real Property Interests, no person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled, or disposed of, on, under, or at any Real Property Interests leased, used, or occupied by Sellers which Hazardous Materials, if known to be present, would require cleanup, removal, or some other remedial action under any Environmental Laws.

(d)           To the Knowledge of Sellers, there are not now, nor have there previously been, tanks, or other facilities on, under or at the Real Property Interests which contained any Hazardous Materials which, if known to be present in soils or ground water, would require cleanup, removal, or some other remedial action under Environmental Laws.

(e)           To the Knowledge of Sellers, there are no conditions existing currently at the Real Property leased, used, or occupied by Sellers which would subject Sellers to damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require cleanup, removal, remedial action, or other response pursuant to Environmental Laws by Sellers.

(f)            To the Knowledge of Sellers, the operation of the Station does not exceed the permissible levels of exposure to RF radiation specified in the FCC’s current rules, regulations, and policies concerning RF radiation.

3.17.        Compliance with Laws.  Sellers comply and have complied in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of the Station, and to Sellers’ knowledge, neither Seller has received any written notice of any Action pending or threatened alleging non-compliance therewith.

3.18.        Conduct of Business in Ordinary Course.  Since September 30, 2004, Sellers have conducted their business and operations consistent in all material respects with past practices and, except as disclosed in Schedule 3.18, have not:

(a)           made any material increase in compensation payable or to become payable to any of its employees other than those in the normal and usual course of business or in connection with any change in an employee’s responsibilities or any bonus payment made or promised to any of its Employees or any material change in personnel policies, employee benefits, or other compensation arrangements affecting its Employees;

(b)           made any sale, assignment, lease or other transfer of assets other than in the normal and usual course of business;

(c)           canceled any debts owed to or claims held by Sellers except in the normal and usual course of business;

(d)           made any changes in Sellers’ accounting practices;

(e)           suffered any write-down of the value of any Assets or any material write-off as uncollectable of any accounts receivable which individually or in the aggregate is material;

(f)            transferred or granted any right under or entered into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name, franchise or similar right, or modified any existing rights;

(g)           amended or terminated any Contract or License to which any Seller is a party except in the ordinary course of business;

(h)           lowered in any material respects the advertising rates of the Station in a manner not consistent with past practices or not reflective of current market conditions;

(i)            received notice from any sponsor or any customer as to the sponsor’s or customer’s intention not to conduct business with the Station, the result of which loss or losses of business, individually, or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(j)            suffered any Material Adverse Effect.

3.19.        Transactions with Affiliates.  Except as disclosed in the Financial Statements or as described herein, neither Seller has been involved in any business arrangement or relationship with any Affiliate of Sellers, and no Affiliate of Sellers owns any property or right, tangible or intangible, relating to or that is used in the business of the Station.

3.20.        Broker.  Neither Sellers nor any Person acting on their behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1.          Organization, Standing, and Authority.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to execute, deliver, and perform this agreement and the documents contemplated hereby according to their respective terms and to own the Assets.

4.2.          Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3.          Absence of Conflicting Agreements and Required Consents.  Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):  (a) do not require the consent of any third party that has not been obtained; (b) will not conflict with the Certificate or Articles of Incorporation or Bylaws of Buyer; (c) will not conflict with, result in a breach of, constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound.  Except for the FCC Consent provided for in Section 5.1, or such consents, approvals, permits or authorizations that have been obtained, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, or (ii) to permit Buyer to acquire the Assets from Sellers or to assume certain liabilities and obligations of Sellers in accordance with Section 2.5.  (For purposes of the making of the representations and warranties in this Section as of the License Closing, the term “Assets” shall refer to the “License Assets.”)

4.4.          Brokers.  Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

4.5.          Qualifications of Buyer.  Except as disclosed in Schedule 4.5, Buyer is and, pending the License Closing, will remain legally, financially, and otherwise qualified under the Communications Act and all rules, regulations, and polices of the FCC to acquire and operate the Station.  Except as disclosed in Schedule 4.5, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer.  Except as disclosed in Schedule 4.5, Buyer has no knowledge of any fact or circumstances relating to Buyer or any of Buyer’s Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC License to Buyer, or (b) lead to a delay in the processing by the FCC of the applications for such assignment.  Except as disclosed in Schedule 4.5, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein; however, in the event such a waiver is necessary, Buyer makes no representation or warranty that the FCC would grant such a waiver.

4.6.          Compliance with Laws.  Except (i) as set forth in Schedule 4.6 hereto, or (ii) for such other non-compliance matters that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with Buyer’s ability to consummate the transactions contemplated by this Agreement, on the License Closing Date Buyer shall be in compliance with all applicable federal, state and local laws, rules, and regulations and, to Buyer’s knowledge, Buyer has received no written notice of any Action pending or threatened alleging non-compliance therewith.

4.7.          Claims and Legal Actions.  Except (i) for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Buyer, (ii) as set forth on Schedule 4.7 hereto, or (iii) for such other Actions that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with Buyer’s ability to consummate the transactions contemplated by this Agreement, on the License Closing Date there shall be no pending or, to Buyer’s knowledge, threatened suit, claim, action, proceeding, or arbitration relating to the business or operations of the Buyer or which seeks to enjoin or obtain damages in respect to the transactions completed hereby.  Buyer has received no Judgment against or affecting Buyer for the operation of its business except (i) for FCC and other governmental orders, decrees and actions which apply to the television broadcasting industry generally, (ii) as set forth on Schedule 4.7 hereto, or (iii) for such other Judgments that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with Buyer’s ability of Buyer to consummate the transactions contemplated by this Agreement.

SECTION 5
SPECIAL COVENANTS AND AGREEMENTS

5.1.          FCC Consent.

(a)           The purchase and sale of the License Assets as contemplated by this Agreement is subject to the receipt of the FCC Consent prior to the License Closing, including the grant of any waiver or determination of the FCC that may be necessary under rules and policies of the FCC in effect as of the date of the grant of such FCC Consent to permit Buyer to hold the FCC Licenses for the Station, together with the license for KCTV(TV), Kansas, City Missouri, without time limitation or any condition requiring the future divestiture of either station (the “Ownership Waiver”).  Buyer and Sellers acknowledge that under rules and policies of the FCC in effect as of the date of this Agreement, the grant of an Ownership Waiver is required to obtain the FCC Consent for Buyer’s purchase and sale of the License Assets.

(b)           Buyer shall provide Sellers written notices regarding the financial and other information reasonably needed by Buyer to prepare a request for an Ownership Waiver as soon as practicable.  Sellers shall use their commercially reasonable efforts to provide such requested information to Buyer no later than the later of fifteen (15) Business Days after the First Closing Date or ten (10) Business Days after Sellers’ receipt of the last of such written notices.  Sellers shall cooperate fully with Buyer in the preparation of the Ownership Waiver.  Unless

Seller is notified in writing by Buyer that it requires additional time to consider the basis for the Ownership Waiver, within ten (10) Business Days after Buyer receives all such information from Sellers, Sellers and Buyer shall prepare and file with the FCC an appropriate application for FCC Consent (the “FCC Application”), which application shall include the Ownership Waiver.

(c)           If the FCC Application is not submitted to the FCC as provided in Section 5.1(b), Buyer and Sellers agree to submit the FCC Application for FCC Consent within ten (10) Business Days after Sellers receive written notice from Buyer requesting that an appropriate FCC Application be prepared, which written notice will be promptly provided by Buyer upon receiving advice of its FCC counsel that it is more likely than not that such FCC Application would be approved.  Such FCC Application may or may not include the Ownership Waiver, as Buyer may determine to be necessary or appropriate under the circumstances.

(d)           Following the filing of the FCC Application, the parties shall prosecute the FCC Application with all reasonable diligence and otherwise use their respective reasonable best efforts to obtain a grant of the FCC Application as expeditiously as practicable.  Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance, the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it.  Buyer and Sellers agree that any condition requiring the present or future divestiture of any rights of Buyer or the Sales Agent (as defined in the JSA) in the Station or KCTV shall constitute a condition materially adverse to Buyer and also a condition imposed as the result of a circumstance, the existence of which does not constitute a breach by Buyer of any of its representations, warranties, or covenants under this Agreement.  Buyer and Sellers shall oppose any petitions to deny or other objections filed with respect to the FCC Application and any requests for reconsideration or judicial review of the FCC Consent.

(e)           If the License Closing shall not have occurred for any reason within the original effective period of the FCC Consent and neither party shall have terminated this Agreement under Section 8, the parties shall jointly request one or more extensions of the effective period of the FCC Consent.  No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 8.

(f)            In the event the FCC Application is denied or dismissed by the FCC, Buyer agrees to resubmit its application for FCC Consent promptly upon receiving advice of its FCC counsel that it is more likely than not that such resubmitted application would be approved.  In the event Buyer elects to seek reconsideration or judicial review of any such denial or dismissal, Sellers shall cooperate fully in the prosecution of such reconsideration or review.

5.2.          Covenants of Sellers.  Sellers covenant and agree from and after the execution and delivery of this Agreement to and including the License Closing Date, unless Buyer shall have otherwise given its prior written consent, as follows:

(a)           Commercially Reasonable Efforts.  Sellers will use their commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof.

(b)           Ordinary Course.  Subject to the provisions of the JSA, each Seller shall operate the Station and maintain the License Assets, including equipment relating to the transmission of a digital broadcast signal, in the ordinary course of business consistent with past practice, including maintaining appropriate insurance for the License Assets, and maintaining and repairing the Tangible Personal Property (with suitable replacements being obtained as necessary with respect thereto).  Each Seller shall use commercially reasonable efforts to keep its organization intact, preserve and maintain the License Assets and the properties of the Station, preserve the business and goodwill of suppliers, customers, Governmental Authorities, and others dealing with such Seller.  Neither Seller shall create, assume, consent to, or suffer to exist any Lien on any of the License Assets (other than Permitted Encumbrances).  Each Sellers’ financial books and records shall be maintained in accordance with generally accepted accounting principles, in the usual manner on a consistent basis with prior years.

(c)           Compliance with Laws.  Each Seller shall comply in all material respects with all Legal Requirements and Licenses applicable to such Seller, the Station, or the conduct of the business.

(d)           Access.  Sellers shall give to Buyer and its agents reasonable access during normal business hours to all of Sellers’ personnel, premises, properties, assets, financial statements and records, books, contracts, documents, and commitments of or relating to the Station that are in Sellers’ possession or control, and shall furnish Buyer with all such information concerning the affairs of the Station as Buyer may reasonably request.  This shall specifically include access to billing, customer service, and maintenance personnel and records.

(e)           No Inconsistent Action.  Sellers shall take no action that is inconsistent with their obligations under this Agreement in any material respect or that could be reasonably expected to hinder or delay the consummation of the transactions contemplated by this Agreement.  Sellers shall not (i) sell, transfer, lease, assign, or otherwise dispose of or distribute any of the License Assets except in the ordinary course of business with suitable replacements being obtained therefor; (ii) knowingly solicit, encourage, entertain, negotiate, or enter into any such transaction or agreement of the nature described in clause (i) above; or (iii) provide any non-public information about the Station to any third party except as required by applicable Legal Requirements.

(f)            Update of Sellers’ Schedules.  Prior to the License Closing, Sellers shall provide an updated set of Schedules to Buyer to disclose any information of the nature of that set forth in the Schedules that relate to Sections 3.1, 3.3, 3.9, 3.11 and 3.15 and that arise after the date hereof and that would have been required to be included in the Schedules with respect to such License Assets if such information had existed on the date hereof; provided, however, that the foregoing list of Sections shall exclude Section 3.15 in the event that the License Closing shall occur following the first anniversary of the First Closing Date.  Representations and Warranties of Sellers required to be made in connection with the License Closing shall be qualified by the additional disclosures in the updated Schedules only to the extent that, prior to the License Closing, Buyer shall state in writing that such additional disclosures are acceptable.

(g)           Contracts.  Each Seller shall comply in all material respects with the terms of the Contracts to which such Seller is a party.  Sellers will not renew, extend, amend, terminate, or waive any material right under any Assumed Contract, or enter into any new Contract or incur any obligation (including obligations arising from the amendment of any existing Contract) that will be an Assumed Contract or be otherwise binding on Buyer after the License Closing, except for (i) production agreements made in the ordinary course of business consistent with Sellers’ past practices; or (ii) other Contracts (excluding film and programming Contracts) entered into in the ordinary course of business consistent with Sellers’ past practices that do not involve consideration under any one Contract in excess of Twenty-Five Thousand Dollars ($25,000), and in the aggregate under all such Contracts, in excess of One Hundred Thousand Dollars ($100,000), in each case measured at the License Closing (with in determining such consideration, Sellers’ termination rights under each such Contracts being taken into consideration, together with any penalties or fees payable upon exercise of such termination rights).

(i)            Prior to the License Closing License Seller may enter into such film and programming Contracts as it shall determine to be appropriate in fulfillment of its responsibility as the holder of the FCC Licenses; provided, however, that without Buyer’s written consent, no such Contract shall comprise an Assumed Contract unless such Contract (w) is on such terms as are customary within the television industry and with the Station’s past practice, (x) complies with the terms of the JSA, including with respect to the Policy Statement adopted pursuant thereto and the then applicable budget thereunder, (y) does not result in an increase in the Station’s average cost of film and programming as projected for the years to which such film or programming Contract pertains, and (z) on an aggregate basis with all other film and programming Contracts obtained for subsequent years, is consistent with the film and programming budgets for such years, factoring in a 5% annual increase in film and programming costs for such years based on the then applicable budget.  Sellers shall provide written notice to Buyer at least five (5) Business Days prior to their execution of any film or programming Contract unless such Contract is not intended to be an Assumed Contract.

(ii)           Prior to the License Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the First Closing Date and the License Closing Date, and shall provide Buyer copies of such Contracts.

(h)           Copies of Notices regarding Contracts.  Sellers shall, as soon as practicable following receipt, provide Buyer a copy of any notices of default and other material notices or correspondence that either Seller receives from a third party with respect to any Material Contract.  Each Seller shall provide Buyer written notice if any party to any Contract that shall comprise an Assumed Contract indicates in writing to such Seller the intention of such party (a) to terminate such Contract or amend the terms thereof in any material respect, (b) to refuse to renew the Contract upon expiration of its term, or (c) to renew the Contract upon expiration only on terms and conditions that are materially more onerous than those now existing.  Furthermore, Sellers shall use their commercially reasonable efforts to obtain as soon as practicable following the First Closing WB’s agreement (i) to send directly to Buyer written notice of the occurrence of any defaults under the Station’s affiliation agreement with WB, and (ii) to permit Buyer the reasonable opportunity to cure any such default (subject to License

Seller’s control as the Station licensee) or to work with Sellers to effect such cure, although Buyer shall not be under any obligation to effect such cure.

(i)            Licenses.  License Seller will not renew, extend, amend, terminate, or waive any material right under any License, except for renewals or extensions of such Licenses in the ordinary course of business on customary terms without any adverse amendment or modification.  License Seller shall not take any action that shall cause (i) the License Seller not to be the authorized legal holder of the Licenses, or (ii) the FCC or any other Governmental Authority to revoke, refuse to renew or modify the FCC Licenses, or other authorizations of the Station.  Prior to the License Closing Date, Sellers shall deliver to Buyer a list of all Licenses issued to either Seller or modified or renewed between the First Closing Date and the License Closing Date, and shall provide Buyer copies of such Licenses and any such modifications or renewals.

(j)            Reports.  License Seller shall (i) submit on a timely basis all material returns, reports and statements that as holder of the Licenses, License Seller is required to file with the FCC or Federal Aviation Administration, which returns, reports and statements shall to Sellers’ knowledge satisfy all applicable legal requirements, and (ii) comply to Sellers’ knowledge with all reporting requirements of the FCC and Federal Aviation Administration, including items required to be placed in the Station’s public inspection file.

(k)           Notice of Legal Actions.  Each Seller shall give written notice to Buyer within five (5) Business Days of such Seller being notified in writing of the initiation of any Action against such Seller if such Action relates to the Assets or the business or operations of the Station, or seeks to enjoin or obtain damages in respect to the transactions completed hereby, excluding any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Sellers.  Such notice shall provide reasonable details describing such Action.

(l)            Transactions with Affiliates.  Neither Seller shall enter into any Contract with any Affiliate of Sellers with respect to the business or operation of the Station or which shall be an LC Assumed Contract, and no Affiliate of Sellers shall own any property or right, tangible or intangible, that is used in the business or operations of the Station.

5.3.          Confidentiality.

(a)           Except as necessary for the consummation of the transaction contemplated by this Agreement and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement (unless such information is or thereafter becomes generally available to the public, is otherwise available to it on a non-confidential basis from another source, or has been developed independently by it).  If this Agreement is terminated pursuant to its terms, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

(b)           Sellers agree at all times during and after the term of the JSA, to hold in confidence and not to use, and to cause the FCC Employees to hold in confidence and not to use,

except (i) as and to the extent required by law, or (ii) for the benefit of the Station and Buyer as necessary in performing their duties at the Station, or to disclose to any Person without written authorization of Buyer, any Confidential Information of the Station or Buyer.  “Confidential Information” means any Station or Buyer proprietary information, marketing and product plans, services, technical data, customer lists and customers, software, developments, processes, products, technology, designs, drawings, employee information, financial or other business information regarding the Station in either Seller’s possession or disclosed to either Seller or the FCC Employees by Buyer or its employees, either directly or indirectly, in writing or orally.  Confidential Information excludes any of the foregoing items that have become publicly known and made generally available through no wrongful act of either Seller or any FCC Employee, or of others who, to Sellers’ knowledge, were under confidentiality obligations with respect to the item or items involved.

5.4.          Cooperation.  Buyer and Sellers shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement and in connection with any litigation after the First Closing Date which relates to the Station for periods prior to the Effective Time.  Buyer and Sellers shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.  Notwithstanding the foregoing, neither Buyer nor Sellers shall have any obligation (a) to expend funds to obtain any of the Consents, other than FCC Consents or as set forth in Section 5.9 hereof, or (b) to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

5.5.          Allocation of Purchase Price.  Buyer and Sellers shall retain the appraisal firm of Bond & Pecaro, Inc., or another mutually acceptable firm, to determine the allocation of the Purchase Price among the Assets for purposes of Section 1060 of the Code and Temporary Treasury Regulation Section 1.1060-1T, with Buyer and Sellers each paying one-half (1/2) of the fees for such valuation.  No filings made by Buyer or either Seller with any taxing or other authority shall reflect an allocation other than in the manner established pursuant to the foregoing, and Buyer and Sellers shall each timely make all filings required by any taxing authority, including the filing of Internal Revenue Service Form 8594.

5.6.          Access to Books and Records.  To the extent reasonably requested by Buyer, Sellers shall provide Buyer access and the right to copy from and after the First Closing Date any books and records relating to the Assets, but not included in the Assets.  To the extent reasonably requested by Sellers, Buyer shall provide Sellers access and the right to copy from and after the First Closing Date any books and records relating to the Assets that are included in the Assets.

5.7.          Employee Matters.

(a)           On the First Closing Date, Sellers shall terminate the employment of all Employees (as defined in Section 3.14(a)) except those designated by Sellers on Schedule 5.7, which designation shall include two (2) Employees at the Station who shall remain employed by Sellers to meet their FCC obligation until the License Closing Date (the “FCC Employees”) and the general manager of the Station who shall remain employed by Sellers.  On the First Closing Date, Buyer shall offer employment to each of the Employees, other than the Employees designated on Schedule 5.7.  On the License Closing Date, Sellers shall terminate the employment of the FCC Employees and Buyer shall offer employment to each such FCC Employee.  The Buyer’s offers of employment will be at a comparable base pay, position, and place of employment as held by each such Employee immediately prior to the First Closing Date or License Closing Date, as applicable.  Any such Employees who accept such offers of employment are referred to herein as the “Transferred Employees”).  Buyer shall be responsible for paying severance benefits to any Transferred Employees whose employment with Buyer is terminated on or after the applicable closing (which shall be payable in accordance with the terms of Buyer’s severance pay policy).  Buyer also shall be responsible for paying severance benefits, if any, to any Employee who does not accept the offer of employment made by Buyer in accordance with the terms of this paragraph and who would be entitled to receive benefits under the terms of Sellers’ severance pay practice, as disclosed in Schedule 3.14.

(b)           Sellers shall pay, discharge, and be responsible for (i) all salary, wages and liabilities arising out of or relating to the employment of the Employees by Sellers, and (ii) any liabilities arising under the Benefit Plans or Benefit Arrangements, provided that Buyer shall pay, discharge and be responsible for (x) the vacation pay, personal leave pay, severance pay and COBRA obligations of Seller which have been assumed by Buyer in accordance with this Section 5.7, and (y) any liabilities arising out of or relating to the decision to terminate the Employees pursuant to Section 5.7(a) to effectuate the transaction contemplated by this Agreement, including, for example, any claim that the decision to terminate such Employees constituted a wrongful termination.   Buyer shall pay, discharge, and be responsible for all salary, wages, and liabilities arising out of or relating to the employment or termination of employment of the Transferred Employees by Buyer.

(c)           Buyer shall cause each Transferred Employee to be eligible to participate in the “employee welfare benefit plans” and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate.  In this connection:

(i) Each Transferred Employee and his or her spouse and dependents shall be eligible for immediate coverage under Buyer’s group health plan (i.e., without regard to any waiting periods or length of service requirements that may otherwise apply) as of their date of hire with Buyer to the extent that such individual was participating in Sellers’ group health plan immediately prior to becoming a Transferred Employee (or the spouse or dependent of a Transferred Employee), and Buyer’s group health plan shall not apply any preexisting condition limitations with respect to such Transferred Employee (or his or her spouse and dependents) except to the extent such limitations applied to such individual under the Welfare Plans.  In addition, Buyer shall ensure that each Transferred Employee receives credit under Buyer’s group health plan for any deductibles or co-payments paid by such Transferred Employee (and his or her spouse and dependents) under the Welfare Plans for the plan year that includes the Transferred Employee’s first day of employment with Buyer.  For purposes of this clause (i), “group health plan” shall have the meaning set forth in Section 4980B(g)(2) of the Code.

(ii)           Each Transferred Employee shall receive past service credit under Buyer’s applicable vacation and sick leave practices, severance pay and other health and welfare benefit plans (excluding any retiree medical plans) and tax-qualified 401(k) plan (collectively, “Buyer’s Applicable Plans”), except that Buyer is not obligated to offer a Transferred Employee any past service credit under its defined benefit retirement plan or its retiree medical plan.  For this purpose, “past service credit” means credit under Buyer’s Applicable Plans for any service with Sellers or their Affiliates (or any prior owner thereof) for eligibility, waiting period, vesting, benefit accrual, benefit differential and all other purposes as if such service had been service with Buyer, but only to the extent such service was credited by Sellers and their Affiliates for such purposes effective as of the First Closing Date or the License Closing Date, as applicable.

(iii)          To the extent taken into account in determining prorations pursuant to Section 2.3 hereof, Buyer shall assume and discharge Sellers’ liabilities for the payment of all unused vacation leave and personal leave accrued by Transferred Employees as of the First Closing Date or License Closing Date, as applicable, and to the extent any Transferred Employee asserts a claim against Sellers with respect to the payment of the accrued vacation leave and personal leave liability assumed by Buyer, then Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all liability for the payment of such accrued vacation leave and personal leave.

(d)           Buyer shall assume Sellers’ obligation to provide “continuation coverage” as defined in Section 4980B of the Code and Section 601 et. seq. of ERISA (“COBRA”) to each Employee to whom Buyer makes an offer of employment under the terms of Section 5.7(a) (and to any spouse or children of such Employee carried as dependents on such Employee’s “group health plan” coverage from Sellers), regardless of whether or not such Employee accepts Buyer’s offer of employment.  Buyer shall hold Sellers and any entity required to be combined with the Sellers under Section 414 of the Code (“Sellers Affected Parties”) harmless from and fully indemnify such Sellers Affected Parties against any costs, expenses, losses, damages and liabilities incurred or suffered by such Sellers Affected Parties directly or indirectly, including, but not limited to, reasonable attorneys fees and expenses, which arise as a result of any failure of Buyer on or after the First Closing Date or the License Closing Date, as applicable, to provide such COBRA benefits to such Employees (and their spouses and dependents).  Except with respect to those “covered employees” and “qualified beneficiaries” identified in the first sentence of this Section 5.7(d), Sellers shall retain the obligation to provide “continuation coverage” under its “group health plan” to any other “covered employee” or “qualified beneficiary” related to the Station who experiences a “qualified event” under the terms of COBRA, whether the qualified event occurred prior to, on or after the transaction contemplated by this Agreement.  The terms “group health plan,” “qualified beneficiary,” “covered employee” and “qualified event” shall have the meanings set forth in COBRA.  Sellers shall hold Buyer and any entity required to be combined with the Buyer under Section 414 of the Code (“Buyer Affected Parties”) harmless from and fully indemnify such Buyer Affected Parties against any costs, expenses, losses, damages and liabilities incurred or suffered by such Buyer Affected Parties directly or indirectly, including, but not limited to, reasonable attorneys fees and expenses, which arise as a result of any failure of Sellers to provide such COBRA benefits.

(e)           As of (or, in Sellers’ discretion, prior to) the First Closing Date or License Closing Date, as applicable, Sellers shall cause each Transferred Employee to become fully vested in his or her account balance under the Pension Plan (the “Sellers 401(k) Plan”).  Seller shall furnish to the Buyer as soon as practicable on or prior to the First Closing Date (or License Closing Date, if applicable), but not later than the First Closing Date (or License Closing Date, if applicable), a list, calculated as of the First Closing Date (or License Closing Date, if applicable), of the amounts of compensation each Transferred Employee participating in the Sellers 401(k) Plan contributed to such plan (separately reporting any pre-tax and after-tax contributions) during the calendar year in which the First Closing Date (or License Closing Date, if applicable) occurs.  To the extent permitted by law and the terms of the Sellers’ 401(k) Plan, Sellers shall not require any Transferred Employee to accept a distribution (including a cash-out distribution) from the Sellers 401(k) Plan sooner than 90 days following the applicable closing date.

(f)            Buyer acknowledges and agrees that Buyer’s obligations pursuant to this Section 5.7 are in addition to, and not in limitation of, Buyer’s obligation to assume the written employment contracts included in the Assumed Contracts.

(g)           This Section 5.7 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, future, former or retired employee of the Sellers, Buyer or their respective Affiliates.

5.8.          Joint Sales Agreement.  The License Seller and Buyer agree to enter into a Joint Sales Agreement (the “JSA”), effective as of the First Closing Date, substantially in the form of Schedule 5.8 hereto, and providing Buyer with the right to sell advertising time and provide other non-programming services to the Station during the period between the First Closing and the License Closing.

5.9.          Consents.

(a)           Sellers shall use commercially reasonable efforts to obtain all necessary Consents required in connection with this Agreement and the transactions contemplated hereby, including any required Consents of any Governmental Authorities, with lawful jurisdiction over Sellers.  Sellers shall make all filings with and give all notices to third parties that may be reasonably necessary of Sellers in order to consummate the transactions contemplated hereby.  Except as expressly provided by this Agreement, neither Sellers nor Buyer shall be required to make any payments to persons or parties to the Contracts in order to obtain their Consents, except that Sellers agree to pay any administrative or application fees customarily payable to such persons or parties in connection with requests for their Consent, or costs or fees (including reimbursement of legal fees) expressly required by the terms of any such Contract.  No such consent of a third party shall comprise an effective “Consent,” as such term is used herein, if such consent shall effect any adverse change in the terms or conditions of the License or Assumed Contract to which such consent pertains unless Buyer shall give its consent (which shall not be unreasonably withheld) in writing to such change.  Nothing in this Section 5.9 shall be construed to require any Consent as a condition to Closing, other than the Consents required by Section 6.3(e) of this Agreement.

(b)           Regarding each Contract that Buyer shall request in writing to be a FC Assumed Contract on or following the date hereof, to the extent permitted by applicable Legal Requirements or by the terms of such Contract, without material breach of the terms thereof, Buyer shall receive the benefits of such Contract on and after the date of Buyer’s request and shall be responsible for and timely perform all obligations under such Contract to the extent arising on and after such date.  Sellers shall not assign any such Contact to Buyer unless and until the Consent from the third party to such Contract is actually received.  In the event that Sellers are able to obtain such Consent, such Contract shall comprise a FC Assumed Contract hereunder and shall be assigned to and assumed by Buyer effective as of the date of the third party’s Consent to the assignment thereof (or effective as of such other date agreed to with such third party).  In the event that Sellers are unable to obtain a necessary Consent from a third party to the assignment of a FC Assumed Contract to Buyer within sixty (60) days following Buyer’s request that such Contract be a FC Assumed Contract, Sellers shall so advise Buyer and such Contract shall comprise a Consent-Pending Contract hereunder.  Buyer and Sellers shall cooperate with one another to provide to Buyer the benefits of such Consent-Pending Contract until such time of the actual assignment thereof by Sellers to Buyer following receipt of the necessary third-party Consent.  If, at any time, Buyer is not able to receive substantially all of the material benefits under any Consent-Pending Contract, such Consent-Pending Contract shall be treated as a Contract not to be assumed by Buyer, and Sellers shall remain responsible for the obligations thereunder.  If at any time any necessary third-party Consent shall be received by Sellers, such Consent-Pending Contact shall be assigned to and assumed by Buyer effective as of the date of the third party’s Consent to the assignment thereof (or effective as of such other date agreed to with such third party).

(c)           In the event that Sellers are unable to obtain on or prior to the License Closing Date a necessary Consent from a third party to the assignment of a LC Assumed Contract to Buyer, Sellers shall so advise Buyer and such Contract shall comprise a Consent-Pending Contract hereunder.  Following the License Closing, to the extent permitted by applicable Legal Requirements or by the terms of each such Consent-Pending Contract without material breach of the terms thereof, Buyer shall receive the benefits of such Consent-Pending Contract on and after the License Closing Date and shall be responsible for and timely perform all obligations under such Consent-Pending Contract to the extent arising on and after the License Closing Date.  Sellers shall not assign any such Consent-Pending Contact to Buyer unless and until the Consent from the third party to such Consent-Pending Contract is actually received.  Buyer and Sellers shall cooperate with one another to provide to Buyer the benefits of such Consent-Pending Contract until such time of the actual assignment thereof by Sellers to Buyer following receipt of the necessary third-party Consent.  If, at any time, Buyer is not able to receive substantially all of the material benefits under any Consent-Pending Contract, such Consent-Pending Contract shall be treated as a Contract not to be assumed by Buyer, and Sellers shall remain responsible for the obligations thereunder.  If at any time after the License Closing Date any necessary third-party Consent shall be received by Sellers (other than with respect to a Consent-Pending Contract referred to in the immediately preceding sentence), such Consent-Pending Contact shall be assigned to and assumed by Buyer effective as of the date of the third party’s Consent to the assignment thereof (or effective as of such other date agreed to with such third party).

(d)           Sellers shall, at their expense, use commercially reasonable efforts to attempt to obtain any Consents of their landlords for the Station’s current studio facilities and transmitter site that are necessary with respect to the Transferred Employees’ provision of services and the ongoing operation of certain of the Non-License Assets at such locations pursuant to the terms of the JSA prior to the License Closing.  In the event that Buyer shall determine that the Station’s current studio facilities should be relocated, Sellers shall cooperate with Buyer, at Buyer’s expense, in obtaining any consents that shall be requested by Buyer from the landlord for such facilities to assign the lease for such facilities, or to sublease such facilities, to third parties identified by Buyer.

5.10.        Lease Agreement.  The License Seller and Buyer agree to enter in a lease agreement (the “Lease”), effective as of the First Closing Date, substantially in the form of Schedule 5.10 hereto, and providing the License Seller with certain rights to use the Assets during the pendency of the JSA.

5.11.        No Control.  Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Sellers shall maintain actual (de facto) and legal (de jure) control over the Licenses and the Station until the License Closing.  Specifically, Sellers shall retain responsibility for the operation of the business and the Station pending the License Closing, including responsibility for the operation of the business and the Station pending the License Closing, including responsibility for the following matters:  access to and use of the facilities of and equipment owned by Sellers; control of the daily operation of the Station; creation and implementation of policy decisions; employment and supervision of their Employees; payment of financing obligations and expenses incurred in the operation of the Station prior to the Closing; and execution and approval of all applications prepared and filed before the FCC or any other Governmental Authority.

5.12.        Insurance.  Except to the extent that insurance is required under the terms of the JSA, in which case, the parties agree that comparable insurance is not required pursuant to this Section 5.12, Sellers shall (i) maintain in full force and effect with respect to events occurring during the period between the First Closing and the License Closing policies of insurance of the same type, character, and coverage of the policies currently carried with respect to the License Assets of the Station, (ii) submit and prosecute insurance claims in good faith against such insurance policies in the event of the occurrence of a loss or other covered event under the terms of such policies, and (iii) apply any proceeds received on such insurance policies, or remit such proceeds to Buyer to be applied for such purpose, to restore or replace the Tangible Personal Property to the extent such claims relate to damage thereto, or to reimburse the Station, Sellers and Buyer with respect to other expenses, losses, liabilities and damages sustained if such claims relate to matters other than damage to Tangible Personal Property.  Sellers shall fulfill their obligations set forth in the preceding sentence with regard to events occurring during the period between the First Closing and the License Closing even though claims may be made by third parties against the Station, Sellers or Buyer, or proceeds may be received by Sellers from their insurance carriers, subsequent to the License Closing.

5.13.        Compliance with the JSA.  Sellers and Buyer shall comply in all material respects with the provisions of the JSA.

5.14         Update of Buyer’s Schedules.  Prior to the License Closing, Buyer shall provide an updated set of Schedules to Sellers to disclose any information with respect to Sections 4.6 and 4.7 that arise after the date hereof and that would have been required to be included in the Schedules for those Sections if such information had existed on the date hereof.  Any Schedules of Buyer so updated shall be deemed to be made as of the License Closing Date and shall be qualified by the additional disclosures and updated Schedules only to the extent that, prior to the License Closing, Sellers shall state in writing that such additional disclosures are acceptable.

5.15         SBG Guaranty.  By its execution hereof with respect to this Section 5.15, SBG irrevocably and unconditionally guarantees to Buyer the full, complete and timely performance by Sellers of any and all obligations of Sellers under this Agreement.  This guaranty shall remain in full force and effect so long as Sellers shall have any obligations or liabilities hereunder.  This guaranty shall be deemed a continuing guaranty and the waivers of SBG herein shall remain in full force and effect until the satisfaction in full of all of Sellers’ obligations hereunder.  If any default shall occur by either Seller in its performance or satisfaction of any of its obligations hereunder, then SBG will itself perform or satisfy, or cause to be performed or satisfied, such obligations immediately upon notice from Buyer specifying in summary form the default.  This guaranty is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law.  SBG agrees that its obligations hereunder shall not be contingent upon the exercise or enforcement by Buyer of whatever remedies it may have against Sellers.  To the maximum extent permitted by law, SBG hereby waives: (i) notice of acceptance hereof; (ii) notice of any adverse change in the financial condition of either Seller or of any other fact that might increase SBG’s risk hereunder; and (iii) presentment, protest, demand, action or delinquency in respect of any of Sellers’ obligations hereunder.

5.16         Nonsolicitation Covenant.  SBG covenants and agrees, on behalf of itself and its Affiliates, including Sellers, as follows:

(a)           For two (2) years following the date hereof, neither it nor any Affiliate will, without prior written consent of Buyer, directly or indirectly, for itself or on behalf of any other Person, hire or solicit any of Buyer’s employees who at the time of solicitation is known by SBG or such Affiliate to be an employee of Buyer at the Station, or induce or attempt to induce through any form of direct communication any such employee to leave his or her employment with Buyer; provided, however, that this provision shall not prohibit SBG or any Affiliate from making a general, public solicitation or a general, industry-wide solicitation for employment, or from hiring any of Buyer’s employees who respond to such a solicitation.

(b)           In the event that SBG or any Affiliate commits a breach of any of the provisions of this Section 5.16, Buyer shall have the right and remedy to have the provisions of this Section 5.16 specifically enforced, without posting bond or other security to the extent permitted by law, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate irreparable injury to Buyer and that money damages will not provide an adequate remedy at law for any such breach or threatened breach.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

(c)           In the event that despite the express agreement of SBG, on behalf of itself and its Affiliates, any provision of this Section 5.16 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 5.16 shall be interpreted to extend only during the maximum period of time for which it may be enforceable and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

SECTION 6
CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

6.1.          Conditions to Obligations of Buyer at the First Closing.  All obligations of Buyer at the First Closing hereunder are subject at Buyer’s option to the fulfillment prior to or at the First Closing Date of each of the following conditions:

(a)           Obligations, Covenants and Agreements.  Sellers have performed and complied with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the First Closing Date, except where the failure to have performed and complied does not have a Material Adverse Effect.

(b)           Governmental Licenses.  The License Seller is the holder of all FCC Licenses.  No proceedings are pending, the effect of which could be to revoke, cancel, fail to renew, suspend, or modify materially and adversely any FCC License.

(c)           Legal Proceedings.  No injunction, restraining order, or decree of any nature of any court or governmental authority of competent jurisdiction is in effect that restrains or prohibits the transactions contemplated by this Agreement.

(d)           Deliveries.  Sellers have made or stand willing to make all the deliveries to Buyer described in Section 7.2.

6.2.          Conditions to Obligations of Sellers at the First Closing.  All obligations of Sellers at the First Closing hereunder are subject at Sellers’ option to the fulfillment prior to or at the First Closing Date of each of the following conditions:

(a)           Obligations, Covenants and Agreements.  Buyer has performed and complied with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.

(b)           Legal Proceedings.  No injunction, restraining order, or decree of any nature of any court or governmental authority of competent jurisdiction is in effect that restrains or prohibits the transactions contemplated by this Agreement.

(c)           Deliveries.  Buyer has made or stands willing to make all the deliveries described in Section 7.3.

6.3.          Conditions to Obligation of Buyer at the License Closing.  All obligations of Buyer at the License Closing hereunder are subject at Buyer’s option to the fulfillment prior to or at the License Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Sellers in Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.15 and 3.20 shall be true and complete (without any qualifications by materiality) at and as of the License Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time), except where the failure to be true and complete would not reasonably be expected to have a Material Adverse Effect, or shall have been caused by Buyer’s failure to fulfill its obligations under the JSA; provided, however, that the foregoing list of sections shall exclude Section 3.15 if the License Closing shall occur following the first anniversary of the First Closing Date.

(b)           Obligations, Covenants and Agreements.  Sellers shall have performed and complied with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the License Closing Date, except where the failure to have performed and complied would not reasonably be expected to have a Material Adverse Effect, or shall have been caused by Buyer’s failure to fulfill its obligations under the JSA.

(c)           FCC Consent.  The FCC Consent shall have become a Final Order and shall not contain any condition or qualification that requires Buyer to dispose of television station KCTV or is otherwise materially adverse to Buyer, except any condition or qualification that is imposed by reason of circumstances or actions constituting a material breach by Buyer of its representations, warranties or covenants hereunder.  No action shall have been taken by the FCC or other Governmental Authority that is pending as of the License Closing Date with respect to the FCC Consent that makes illegal, restrains, or prohibits the consummation of the transactions contemplated hereby.

(d)           Governmental Licenses.  The License Seller shall be the holder of all FCC Licenses, and there shall not have been any material modification, revocation, or non-renewal of any material License.  No proceeding shall be pending, the effect of which could be to revoke, cancel, fail to renew, suspend, or modify materially and adversely any FCC License.

(e)           Required Consents.  The Consents for the Material Contracts shall have been obtained without any adverse change in the terms or conditions of each such Assumed Contract from those in effect under such Contract at such time that Buyer shall have agreed to assume such Contract.

(f)            Deliveries.  The Sellers shall have made or stands willing to make all deliveries to Buyer described in Section 7.4.

6.4.          Conditions to Obligations of Sellers at the License Closing.  All obligations of Sellers at the License Closing hereunder are subject at Sellers’ option to the fulfillment prior to or at the License Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All representations and warranties of Buyer in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.7 shall be true and complete in all material respects at and as of the License Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time), except where the failure to be true and complete shall have been caused by either Seller’s failure to fulfill its obligations under the JSA.

(b)           Obligations, Covenants and Agreements.  Buyer shall have performed and complied with in all material respects all obligations, covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to or on the License Closing Date, except where the failure to perform or comply shall have been caused by either Seller’s failure to fulfill its obligations under the JSA.

(c)           FCC Consent.  The FCC Consent shall have been obtained and shall not contain any condition or qualification that is materially adverse to Sellers, except any condition or qualification that is imposed by reason of circumstances or actions constituting a material breach by Sellers of their representations, warranties or covenants hereunder.

(d)           Deliveries.  Buyer shall have made or stands willing to make all the deliveries described in Section 7.5.

SECTION 7
CLOSING AND CLOSING DELIVERIES

7.1.          Closings.

(a)           First Closing Date.  Except as otherwise agreed to by Buyer and Sellers, the First Closing shall take place at 10:00 a.m. on the date hereof.

(b)           License Closing Date.  Except as provided below in this Section 7.1 or as otherwise agreed to by Buyer and Sellers, the License Closing shall take place at 10:00 a.m. on a date to be set by Buyer on at least five (5) days’ written notice to Sellers which shall not be earlier than the first Business Day after the FCC Consent shall have been issued or later than ten (10) Business Days after the FCC Consent shall have become a Final Order.

(c)           Postponement of Closing.

(i)            If any event occurs that prevents signal transmission by the Station in the normal and usual manner and Sellers cannot restore the normal and usual transmission before the date on which the License Closing would otherwise occur pursuant to this Section 7.1 and this Agreement has not been terminated under Section 8, the License Closing shall be postponed to such date as is necessary (but only until a date within the effective period of the

FCC Consent (as it may be extended pursuant to Section 5.1 (c)) to allow Sellers to restore the normal and usual transmission; provided, that the foregoing shall not apply to postpone the License Closing to the extent any such signal transmission is not caused by any action of the Sellers.  If the License Closing is postponed pursuant to this paragraph, the date of the License Closing shall be mutually agreed to by Sellers and Buyer.

(ii)           If there is in effect on the date on which the License Closing would otherwise occur pursuant to this Section 7.1 any judgment, decree, or order that would prevent or make unlawful the License Closing on that date, the License Closing shall be postponed until a date (but only within the effective period of the FCC Consent (as it may be extended pursuant to Section 5.1(c)), to be agreed upon by Buyer and Sellers, which such judgment, decree, or order no longer prevents or makes unlawful the License Closing.  If the License Closing is postponed pursuant to this paragraph, the date of the License Closing shall be mutually agreed to by the Sellers and Buyer.

(d)           Closing Place.  Each of the First Closing and the License Closing shall be held at the offices of Thomas & Libowitz, 100 Light Street, Suite 1100, Baltimore, Maryland 21202, or any other place that is mutually agreed upon by Buyer and Sellers.

7.2.          Deliveries by Sellers at First Closing.  On the First Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Conveyancing Documents.  Duly executed bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Assets, other than the License Assets and the Excluded Assets, in the name of Buyer, free and clear of all Liens, except for Permitted Encumbrances.

(b)           Officer’s Certificate.  A certificate, dated as of the First Closing Date, executed on behalf of one of the Sellers by an officer of such Seller, certifying that Sellers have performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the First Closing Date, except to the extent that the failure to perform or comply with such covenants shall not have had a Material Adverse Effect.

(c)           Secretary’s Certificate.  A certificate, dated as of the First Closing Date, executed by each Seller’s Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller’s Board of Directors and shareholders (if required), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, the Articles of Incorporation and Bylaws of Sellers.

(d)           Good Standing Certificates.  To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of each Seller issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which such Seller is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the First Closing Date.

(e)           Opinions of Counsel.  Opinion of Sellers’ counsel dated as of the First Closing Date, substantially in the form of Schedule 7.2(e) hereto.

(f)            JSA.  The JSA, duly executed by Sellers.

(g)           Lease.  The Lease duly executed by Sellers.

7.3.          Deliveries by Buyer at First Closing.  On the First Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

(a)           Closing Payment.  The payment described in Section 2.4(a).

(b)           Officer’s Certificate.  A certificate, dated as of the First Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the First Closing Date.

(c)           Secretary’s Certificate.  A certificate, dated as of the First Closing Date, executed by Buyer’s Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, Buyer’s Certificate of Incorporation.

(d)           Assumption Agreements.  Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform, subject to receipt of any necessary third-party Consents, Sellers’ obligations under the FC Assumed Contracts and to the extent provided in Section 2.5.

(e)           Good Standing Certificates.  To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of Buyer issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which Buyer needs to be qualified in order to operate the Station, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the First Closing Date.

(f)            Opinion of Counsel.  An opinion of Buyer’s counsel dated as of the First Closing Date, substantially in the form of Schedule 7.3(f) hereto.

(g)           JSA.  The JSA duly executed by Buyer.

(h)           Lease.  The Lease duly executed by Buyer.

7.4.          Deliveries by Sellers at License Closing.  Prior to or on the License Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Conveyancing Documents.  Duly executed assignments and other transfer documents that are sufficient to vest good and marketable title to the License Assets in the name of Buyer, free and clear of all Liens and obligations except for Permitted Encumbrances.

(b)           Officer’s Certificate.  A certificate, dated as of the License Closing Date, executed on behalf of one of the Sellers by an officer of such Seller, certifying: (i) that the representations and warranties of Sellers in Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.15 and 3.20, are true and complete (without any qualifications by materiality) at and as of the License Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time); and (ii) that Sellers have performed and complied with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the License Closing Date, except to the extent that the failure of such representations and warranties to be true and correct and the failure to perform or comply with such covenants shall not have had a Material Adverse Effect or shall have been caused by Buyer’s failure to fulfill its obligations under the JSA; provided, however, that the foregoing list of sections shall exclude Section 3.15 if the License Closing shall occur following the first anniversary of the First Closing Date.

(c)           Secretary’s Certificate.  A certificate, dated as of the License Closing Date, executed by each Seller’s Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller’s Board of Directors and shareholders (if required), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect.

(d)           Good Standing Certificates.  To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of each Seller issued by the appropriate governmental authorities in the state of organization and each jurisdiction in which such Seller is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the License Closing Date.

(e)           Opinions of Counsel.  Opinion of Sellers’ counsel and communications counsel dated as of the License Closing Date, substantially in the form of Schedule 7.4(e) hereto.

(f)            Consents.  Execution copies of any instrument evidencing receipt of any Consent which has been received by Sellers.

7.5.          Deliveries by Buyer at License Closing.  Prior to or on the License Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

(a)           Closing Payment.  The payment described in Section 2.4(b).

(b)           Officer’s Certificate.  A certificate, dated as of the License Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying: (i) that the representations and warranties of Buyer in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.7 are true and complete in all material respects at and as of the License Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time), and (ii) that Buyer shall have performed and complied with in all material respects all obligations, covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to or on the License Closing Date, except to the extent that the failure of such representations and warranties to be true and correct and the failure to perform or comply with such covenants shall have been caused by either Seller’s failure to fulfill its obligations under the JSA.

(c)           Secretary’s Certificate.  A certificate, dated as of the License Closing Date, executed by Buyer’s Secretary, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect.

(d)           Assumption Agreements.  Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller’s obligations under the Licenses and the LC Assumed Contracts.

(e)           Good Standing Certificates.  To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of Buyer issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which Buyer needs to be qualified in order to operate the Station, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the License Closing Date.

(f)            Opinion of Counsel.  An opinion of Buyer’s counsel dated as of the License Closing Date substantially in the form of Schedule 7.5(f) hereto.

SECTION 8
TERMINATION

8.1.          Termination by Seller.  This Agreement may be terminated by Sellers and the purchase and sale of the Station abandoned if Sellers are not then in material default hereunder upon written notice to Buyer if the License Closing shall not have occurred on or prior to the fifth (5th) anniversary of the date hereof, provided, however, that on or prior to the fifth (5th) anniversary of the date hereof, Buyer may, at its option, extend such termination date to the tenth (10th) anniversary of the date hereof by paying or causing to be paid to the License Seller the amount of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) by wire transfer of same-day funds pursuant to wire transfer instructions furnished by License Seller to Buyer (which instructions shall be provided by License Seller to Buyer in writing within two Business Days of Buyer’s written notice to License Seller requesting such instructions).

8.2.          Termination by Buyer.  This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned if Buyer is not then in material default with respect to its obligations hereunder upon written notice to Sellers upon the occurrence of any of the following:

(a)           Failure to Obtain FCC Consent.  If the License Closing shall not have occurred on or prior to the fifth (5th) anniversary of the date hereof, subject to extension to the tenth (10th) anniversary of the date hereof pursuant to Section 8.1.

(b)           Sellers’ Default.  If, following the First Closing, Sellers shall be in material default with respect to their obligations hereunder and such default shall not have been cured within thirty (30) days following written notice from Buyer of such default (or within such longer period as may reasonably be required to cure such default if not reasonably capable of being cured within such thirty (30) days and Sellers shall have diligently begun working to cure such default within such thirty (30) day period).

8.3.          Rights on Termination.  If this Agreement is terminated by Buyer in accordance with the provisions of Section 8.2 above, Buyer shall have all rights and remedies available at law or equity, including its rights to indemnification pursuant to Section 9 hereof and the remedy of specific performance described in Section 8.4 below.  If this Agreement is terminated by Sellers in accordance with the provisions of Section 8.1 above, Sellers shall have all rights and remedies available at law or equity, including their rights to indemnification pursuant to Section 9 hereof.

8.4.          Specific Performance.  The parties recognize that if Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury.  Buyer shall therefor be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.  If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

SECTION 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; CERTAIN REMEDIES

9.1.          Survival.  Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties of Buyer and Sellers herein shall be deemed continuing representations and warranties and shall survive the First Closing or the License Closing, as set forth below, and shall remain in full force and effect for the applicable survival period set forth below (or until the final resolution of any claim or dispute which is asserted in reasonably detailed writing prior to the expiration of such period):

	Representation and Warranties in Sections:	Made as of the following Closing:	Shall survive for the following period after the date of such Closing:
A	3 and 4 (excluding those in categories B and C)	First Closing	One (1) Year
B	3.16	First Closing	Two (2) Years
C	3.2, 3.9, 3.11, 4.2	First Closing	Applicable Statute of Limitations
D	3.1, 3.3, 3.15, 3.20, 4.1, 4.3, 4.4, 4.6, 4.7 (provided, 3.15 shall be excluded if the License Closing shall occur following the first anniversary of the First Closing)	License Closing	One (1) Year
E	3.2, 3.9, 3.11, 4.2	License Closing	Applicable Statute of Limitations

9.2.          Indemnification by Sellers.  After the First Closing, subject to Section 9.5, Sellers hereby agree to indemnify and hold Buyer harmless against and with respect to and shall reimburse Buyer for any and all losses, liabilities, costs, expenses, claims, or damages, including reasonable legal fees and expenses (collectively “Damages”), arising out of or resulting from:

(a)           any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered by Buyer under this Agreement;

(b)           any obligations or liabilities of Sellers not assumed by Buyer pursuant to the terms of Section 2.5 hereof;

(c)           any failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets;

(d)           the operation or ownership of the Station and the Assets prior to the First Closing;

(e)           any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

9.3.          Indemnification by Buyer.  After the First Closing, but subject to Section 9.5, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for any and all Damages arising out of or resulting from:

(a)           any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement;

(b)           any obligations or liabilities of Sellers assumed by Buyer pursuant to the terms of Section 2.5 hereof;

(c)           the operation or ownership of the Station and the Assets after the License Closing;

(d)           any violations of the so-called WARN Act resulting solely from Buyer’s actions in connection with the transactions contemplated by this Agreement; and

(e)           any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

9.4.          Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a)           The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim.  If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit, or proceeding was given to Claimant.

(b)           With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c)           With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party, provided, however, that the Indemnifying Party may not assume control of the defense unless it affirms in writing its obligation to indemnify Claimant for any damages incurred by

Claimant with respect to such third-party claim.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.  So long as the Indemnifying Party is defending in good faith any third-party claim, the Claimant shall not settle or compromise such claim.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

(d)           If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)           The indemnification rights provided in Section 9.2 and Section 9.3 shall extend to the members, partners, shareholders, officers, directors, employees, representatives, and affiliated entities of any Claimant; although for the purpose of the procedures set forth in this Section 9.4, any indemnification claims by such parties shall be made by and through the Claimant.

9.5.          Certain Limitations.  Notwithstanding anything in this Agreement to the contrary:

(a)           Neither Sellers nor Buyer, as Indemnifying Party, shall be liable to the other party as Claimant with respect to any indemnification hereunder except to the extent that the aggregate amount of Damages of such party as Claimant exceeds One Hundred Thousand Dollars ($100,000.00) (the “Threshold Amount”) (and then only to the extent such Damages exceed the Threshold Amount); provided that all materiality qualifications in the representations and warranties of an Indemnifying Party with respect to which the other party as Claimant shall claim Damages shall be disregarded solely for purposes of determining the occurrence of an untrue representation or breach of warranty and the amount of Damages to be counted towards the Threshold Amount; and provided, further, that the foregoing shall not apply to any amounts owed in connection with the Purchase Price or the proration adjustment thereof.

(b)           Sellers shall be liable to indemnify Buyer hereunder only for Damages up to an aggregate amount of Five Million Dollars ($5,000,000.00); provided, however, that the foregoing limitation shall not apply but shall be replaced by a limitation in the aggregate amount of all payments that shall have been made by Buyer to Sellers pursuant to Sections 2.4 and 8.1, with respect to the aggregate amount of Damages for which Buyer shall be entitled to indemnity from Sellers pursuant to Section 9.2 arising out of or relating to any loss or impairment of the FCC Licenses.

(c)           Subject to subsection (d) below, in no event shall a Claimant be entitled to indemnification from the Indemnifying Party for incidental, consequential, or punitive damages regardless of the theory of recovery.  Each party hereto agrees to use reasonable efforts to mitigate any Damages which form the basis for any claim for indemnification hereunder.

(d)           In the event that Buyer, as Indemnifying Party, shall be obligated to pay any Damages hereunder with respect to any indemnity claim by Sellers, as Claimant, and Buyer shall be obligated to pay or shall have paid a Performance Penalty pursuant to the JSA (and as defined therein) with respect to the events giving rise to such Damages, then the amount of such Damages payable by Buyer shall be reduced by and to the extent of the amount of the Performance Penalty paid to Sellers less any separate damages payable to Sellers with respect to such events pursuant to the JSA.

(e)           Neither Buyer nor Sellers as Claimant shall be entitled to indemnity pursuant to Section 9.2 or 9.3, as the case may be, from the other party as Indemnifying Party with respect to such Indemnifying Party’s breach of any of its representations, warranties, covenants or agreements contained herein to the extent that the inaccuracy of any such representation, or the breach of any such warranty, covenant or agreement is caused by any breach by or failure of Claimant or its employees or agents in performing or complying with Claimant’s obligations, covenants and agreements set forth in the JSA.

SECTION 10
MISCELLANEOUS

10.1.        Fees and Expenses.

(a)           Buyer and Sellers shall each pay one-half (1/2) of (i) any fees charged by the FCC in connection with the filing of the application for FCC Consent contemplated by Section 5.1(a), and (ii) any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Assets from Sellers to Buyer; provided, however, that any fees charged by the FCC in the event Buyer resubmits its application as provided by Section 5.1(d) shall be Buyer’s sole responsibility; and provided, further, that Sellers shall use its commercially reasonable efforts to attempt to obtain from the state tax authorities in Missouri and Kansas promptly after the date hereof (and thereafter to provide to Buyer) a certificate indicating that Sellers have no outstanding sales and use tax liability with respect to the consummation of the transactions contemplated hereby.

(b)           Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

10.2.        Notices.  All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing; (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return-receipt requested; (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return-receipt; and (iv) addressed as follows:

To Buyer:	Meredith Corporation
1716 Locust Street
Des Moines, IA 50309-3203
Attn: John S. Zieser, Esquire, Vice President,
General Counsel & Secretary
Telecopy: (515) 284-3933
Telephone: (515) 284-2895

With a copy (which shall not constitute notice) to:	Dow, Lohnes & Albertson PLLC
1200 New Hampshire Avenue
Washington, DC 20036-6802
Attn: John R. Feore, Esquire
Telecopy: (202) 776-2222
Telephone: (202) 776-2000

To Sellers:	KSMO, Inc. and KSMO Licensee, Inc.
c/o Sinclair Television Group
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attn: David D. Smith
Telecopy: (410) 568-1533
Telephone: (410) 568-1507

With a copy (which shall not constitute notice) to:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attn: General Counsel
Telecopy: (410) 568-1537
Telephone: (410) 568-1524

With a copy (which shall not constitute notice) to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202
Telecopy: (410) 752-2046
Telephone: (410) 752-2468

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.2.

10.3.        Benefit and Binding Effect.  No party hereto may assign this Agreement without the prior written consent of the other parties hereto; provided, such consent shall not be required in the event Buyer desires to assign its rights hereunder to a wholly-owned subsidiary of Buyer, or solely with respect to the acquisition of the License Assets, to any other Person; provided further, Buyer may, without the consent of Sellers, collaterally assign its rights hereunder to its lenders; provided finally, no such assignment to any subsidiary, other Person or lender shall relieve Buyer of any of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4.        Further Assurances.  The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

10.5.        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

10.6.        Entire Agreement.  This Agreement, the Schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement.  This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

10.7.        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver of failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.7.

10.8.        Counterparts.  This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

10.9.        Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other instrument, and this Agreement shall be construed in a manner that, as nearly as possible, reflects the original intent of the parties.

[REST OF PAGE LEFT INTENTIONALLY BLANK

— SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Sellers as of the date first written above.

WITNESS/ATTEST:	KSMO, INC.

/s/ Rachel Castranova	By:	/s/ David B. Amy	(SEAL)
	Name:	David B. Amy
	Title:	Secretary

KSMO LICENSEE, INC.

/s/ Rachel Castranova	By:	/s/ David B. Amy	(SEAL)
	Name:	David B. Amy
	Title:	Secretary

MEREDITH CORPORATION

/s/ Vicki J. Glenn	By:	/s/ Suku V. Radia	(SEAL)
	Name:	Suku V. Radia
	Title:	VP - CFO

Joinder as a Party with respect to Sections 5.15 and 5.16:

SINCLAIR BROADCAST GROUP, INC.

/s/ Rachel Castranova	By:	/s/ David B. Amy	(SEAL)
	Name:	David B. Amy
	Title:	Executive Vice President

TABLE OF CONTENTS

SECTION 1 CERTAIN DEFINITIONS

1.1. Terms Defined in this Section.

1.2. Terms Defined Elsewhere in this Agreement.

1.3. Rules of Construction.

SECTION 2 PURCHASE AND SALE OF ASSETS

2.1. Agreement to Purchase and Sell.

2.2. Excluded Assets.

2.3. Purchase Price.

(a) Prorations.

(b) Manner of Determining Adjustments.

2.4. Payment of Purchase Price.

(a) Payment of Estimated Purchase Price at First Closing.

(b) Payments of Purchase Price with Respect to License Assets.

(c) Payments to Reflect Adjustments.

2.5. Assumption of Liabilities and Obligations.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1. Organization and Authority of Sellers.

3.2. Authorization and Binding Obligation.

3.3. Absence of Conflicting Agreements; Consents.

3.4. Governmental Licenses.

3.5. Real Property.

3.6. Tangible Personal Property.

3.7. Contracts.

3.8. Intangibles.

3.9. Title to Properties.

3.10. Financial Statements.

3.11. Taxes.

3.12. Insurance.

3.13. Reports.

3.14. Personal and Employee Benefits.

i

(a) Employees and Compensation.

(b) Pension Plans.

(c) Welfare Plans.

(d) Compliance.

(e) Benefit Arrangements.

(f) Multiemployer Plans.

(g) Delivery of Copies of Relevant Documents and Other Information.

(h) Labor Relations.

3.15. Claims and Legal Actions.

3.16. Environmental Matters.

3.17. Compliance with Laws.

3.18. Conduct of Business in Ordinary Course.

3.19. Transactions with Affiliates.

3.20. Broker.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER

4.1. Organization, Standing, and Authority.

4.2. Authorization and Binding Obligation.

4.3. Absence of Conflicting Agreements and Required Consents.

4.4. Brokers.

4.5. Qualifications of Buyer.

4.6. Compliance with Laws.

4.7. Claims and Legal Actions.

SECTION 5 SPECIAL COVENANTS AND AGREEMENTS

5.1. FCC Consent.

5.2. Covenants of Sellers.

(a) Commercially Reasonable Efforts.

(b) Ordinary Course.

(c) Compliance with Laws.

(d) Access.

(e) No Inconsistent Action.

(f) Update of Sellers’ Schedules.

(g) Contracts.

(h) Copies of Notices regarding Contracts.

(i) Licenses.

(j) Reports.

(k) Notice of Legal Actions.

(l) Transactions with Affiliates.

5.3.Confidentiality.

5.4. Cooperation.

5.5. Allocation of Purchase Price.

5.6. Access to Books and Records.

5.7. Employee Matters.

5.8. Joint Sales Agreement.

5.9. Consents.

5.10. Lease Agreement.

5.11. No Control.

5.12. Insurance.

5.13. Compliance with the JSA.

5.14 Update of Buyer’s Schedules.

5.15 SBG Guaranty.

5.16 Nonsolicitation Covenant.

SECTION 6 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

6.1. Conditions to Obligations of Buyer at the First Closing.

(a) Obligations, Covenants and Agreements.

(b) Governmental Licenses.

(c) Legal Proceedings.

(d) Deliveries.

6.2. Conditions to Obligations of Sellers at the First Closing.

(a) Obligations, Covenants and Agreements.

(b) Legal Proceedings.

(c) Deliveries.

6.3. Conditions to Obligation of Buyer at the License Closing.

(a) Representations and Warranties.

(b) Obligations, Covenants and Agreements.

(c) FCC Consent.

(d) Governmental Licenses.

(e) Required Consents.

(f) Deliveries.

6.4. Conditions to Obligations of Sellers at the License Closing.

(a) Representations and Warranties.

(b) Obligations, Covenants and Agreements.

(c) FCC Consent.

(d) Deliveries.

SECTION 7 CLOSING AND CLOSING DELIVERIES

7.1. Closings.

(a) First Closing Date.

(b) License Closing Date.

(c) Postponement of Closing.

(d) Closing Place.

7.2. Deliveries by Sellers at First Closing.

(a) Conveyancing Documents.

(b) Officer’s Certificate.

(c) Secretary’s Certificate.

(d) Good Standing Certificates.

(e) Opinions of Counsel.

(f) JSA.

(g) Lease.

7.3. Deliveries by Buyer at First Closing.

(a) Closing Payment.

(b) Officer’s Certificate.

(c) Secretary’s Certificate.

(d) Assumption Agreements.

(e) Good Standing Certificates.

(f) Opinion of Counsel.

(g) JSA.

(h) Lease.

7.4. Deliveries by Sellers at License Closing.

(a) Conveyancing Documents.

(b) Officer’s Certificate.

(c) Secretary’s Certificate.

(d) Good Standing Certificates.

(e) Opinions of Counsel.

(f) Consents.

7.5. Deliveries by Buyer at License Closing.

(a) Closing Payment.

(b) Officer’s Certificate.

(c) Secretary’s Certificate.

(d) Assumption Agreements.

(e) Good Standing Certificates.

(f) Opinion of Counsel.

SECTION 8 TERMINATION

8.1. Termination by Seller.

8.2. Termination by Buyer.

(a) Failure to Obtain FCC Consent.

(b) Sellers’ Default.

8.3. Rights on Termination.

8.4. Specific Performance.

SECTION 9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

9.1. Survival.

v

9.2. Indemnification by Sellers.

9.3. Indemnification by Buyer.

9.4. Procedure for Indemnification.

9.5. Certain Limitations.

SECTION 10 MISCELLANEOUS

10.1. Fees and Expenses.

10.2. Notices.

10.3. Benefit and Binding Effect.

10.4. Further Assurances.

10.5. GOVERNING LAW.

10.6. Entire Agreement.

10.7. Waiver of Compliance; Consents.

10.8. Counterparts.

10.9. Severability.

SELLERS’ SCHEDULES

Schedule 2.2(m)	–	Excluded Assets

Schedule 3.1	–	Organization and Authority of Sellers

Schedule 3.3	–	Conflicts

Schedule 3.4(a)	–	Governmental Licenses

Schedule 3.4(b)	–	Disclosures re Governmental Licenses

Schedule 3.5	–	Real Property

Schedule 3.6	–	Tangible Personal Property

Schedule 3.7	–	Contracts

Schedule 3.8	–	Intangibles

Schedule 3.10	–	Disclosures re Financial Statements

Schedule 3.11	–	Taxes

Schedule 3.12	–	Insurance

Schedule 3.14	–	Personnel and Employee Benefits

Schedule 3.15	–	Claims and Legal Actions

Schedule 3.18	–	Conduct of Business in the Ordinary Course

Schedule 5.7	–	Retained Employees

BUYER’S SCHEDULES

Schedule 4.5	–	FCC Qualifications of Buyer

Schedule 4.6	–	Buyer’s Compliance with Laws

Schedule 4.7	–	Claims and Legal Actions re Buyer

JOINT SCHEDULES

Schedule 5.8	–	Form of Joint Sales Agreement

Schedule 5.10	–	Form of Lease Agreement

Schedule 7.2(e)	–	Opinion of Sellers’ Counsels at First Closing

Schedule 7.3(f)	–	Opinion of Buyer’s Counsel at First Closing

Schedule 7.4(e)	–	Opinion of Sellers’ Counsels at License Closing

Schedule 7.5(f)	–	Opinion of Buyer’s Counsel at License Closing